Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.333-58320 and 333-59354) of Flowers Foods, Inc. of our report dated June 28, 2006 relating to the financial statements of Flowers Foods, Inc. 401(k) Retirement Savings Plan, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
June 28, 2006